CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.11

PRODUCED WATER FACILITIES AND ACCESS AGREEMENT

EAST RANCHES

This PRODUCED WATER FACILITIES AND ACCESS AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2024 (the “Effective Date”) by and between DBR Land LLC, a Delaware limited liability company (“Company”), and WaterBridge Stateline LLC, a Delaware limited liability company (“Operator”). Company and Operator are sometimes referred to herein each individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein that are not defined in the other provisions of this Agreement have the respective meanings set forth in Article I.

RECITALS:

WHEREAS, Company owns or controls the Lands, and Operator owns and operates the Initial Facilities (as defined herein) on the Lands used in the gathering, transportation, storage, treatment, blending, processing, recycling, evaporation, distribution, and/or disposal of Produced Water (defined herein) and Recycled Water (defined herein); and

WHEREAS, Operator desires to develop, construct, own, and operate Disposal Wells (defined herein) at New Disposal Well Locations (defined herein) and Additional Facilities (defined herein) on the Lands pursuant to this Agreement, including Disposal Facilities (defined herein), Recycling Facilities (defined herein), and associated layflat lines, pipelines, ponds, pumps, risers, roads, electrical facilities, and other related infrastructure and equipment, in each case located or to be located on the Lands (collectively, the “Facilities”).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. The following capitalized terms have the following respective meanings:

“Additional Facility” has the meaning set forth in Section 2.2(b).

“Affiliate” unless otherwise provided herein, means (a) with respect to Company, only Company and its direct and indirect subsidiaries; and (b) with respect to Operator, only NDB Midstream LLC and its direct and indirect subsidiaries (excluding Company and its direct and indirect subsidiaries); and the term “Affiliated” shall have a correlative meaning.

“Agreement” has the meaning set forth in the preamble.

“Available Capacity” has the meaning set forth in Section 2.1(d).

“Barrel” means forty-two (42) U.S. gallons.

“Commercially Reasonable Terms” has the meaning set forth in Section 2.1(d).

“Company” has the meaning set forth in the preamble.

“Company Default” has the meaning set forth in Section 5.1.

“Confidential Information” means: (a) all information, materials and data provided by one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) under this Agreement or in connection with performance under this Agreement; and (b) the terms of this Agreement or any other Transaction Document. Confidential Information does not include (i) information that was in or comes into the lawful possession of the Receiving Party without confidentiality restrictions at the time of acquiring such information; (ii) information that is or becomes public knowledge without the fault of the Receiving Party; (iii) information that is or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure; or (iv) information that is developed by the Receiving Party independent of Confidential Information received hereunder.

“Dagger Draw Ranch” means the fee and leasehold surface interests and related real property rights in Eddy County, New Mexico as further described on Exhibit A-3 attached hereto.

“Disclosure Recipients” means, with respect to any Receiving Party, such Party’s Affiliates, directors, officers, employees, representatives, agents, investors, lenders, accountants, attorneys or other financial or professional advisors, in each case that receive Confidential Information of the Disclosing Party.

“Disposal Facilities” means any facilities and equipment intended to transport, store, process, treat, separate, evaporate and/or dispose of Produced Water, in each case, for the ultimate disposal thereof, including those certain Disposal Wells that are included in the Initial Facilities and other subsequent Disposal Wells, as well as all evaporation facilities, ponds, pipelines and related infrastructure, as applicable.

“Disposal Well” means a Produced Water injection well and its related facilities and equipment operated by Operator or its Affiliates (or its or their respective successors and permitted assigns) that is permitted by the Railroad Commission of Texas, the New Mexico Oil & Gas Conservation Division, or other applicable Governmental Authority and used to inject Produced Water only into and stored in non-commercial hydrocarbon productive zones or intervals underlying the Lands, but only to the extent that such well has a surface location within the Lands. For the avoidance of doubt, Disposal Wells shall not be used to, and shall not include any wells or related facilities and equipment used to, inject and/or store any non-hydrocarbon gases (including carbon dioxide) or non-oilfield liquid wastes into or beneath the Lands.

“Due Date” has the meaning set forth in Section 2.7(b).

“Easement” has the meaning set forth in Section 2.3(a).

“East Stateline Ranch” means the fee surface interests and related real property rights in Loving and Winkler County, Texas and Lea County, New Mexico, as further described on Exhibit A-1 attached hereto.

“Environmental Laws” means any applicable Law that pertains to (a) pollution or pollution control, (b) the protection of the environment (including natural resources and threatened or endangered species) or relating to public or worker health or safety, or (c) the management, transportation, or disposal of Hazardous Materials and the remediation of contamination in connection with the operations under any Lease or Easement, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. §

1531 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., Clean Water Act, 33 U.S.C. §§ 1251 et seq., Rivers and Harbors Act, 33 U.S.C. §§ 401 and 40, National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., Fish & Wildlife Coordination Act, 16 U.S.C. §§ 661 et seq., Resource Conservation & Recovery Act, 42 U.S.C. §§ 6901 et seq., each as amended, and the regulations and orders promulgated by a Governmental Authority thereunder.

“Event of Bankruptcy” means, with respect to any Party, any of the following: (a) making a general assignment for the benefit of creditors; (b) filing a voluntary petition in bankruptcy; (c) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy, insolvency or other similar law; (d) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator of such Party, or of all or any substantial part of its properties or assets under any bankruptcy, insolvency or other similar law; or (e) (i) the passage of one hundred twenty (120) days after the commencement of any involuntary proceeding against such Party, seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy, insolvency or other similar law, if the proceeding has not been dismissed, (ii) the passage of ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such Party, or of all or any substantial part of its properties or assets, if the appointment is not vacated or stayed, or (iii) the passage of ninety (90) days after the expiration of any such stay, if the appointment is not vacated.

“Existing Commitment” has the meaning set forth in Section 8.15(b).

“Facilities” has the meaning set forth in the Recitals. For the avoidance of doubt, “Facilities” includes the Facilities existing as of the Effective Date and any other Facilities constructed or acquired by Operator after the Effective Date, in each case that are directly or indirectly owned and/or operated by Operator or its Affiliates (or its or their respective successors or permitted assigns).

“Fee” means, collectively, the Produced Water Fee, the Recycled Water Fee, and the Skim Oil Fee.

“Fresh Water” means groundwater that may be produced from any subsurface water-bearing formation or aquifer that may be used in oil and gas operations or for some other beneficial purpose, but excluding Produced Water and Recycled Water.

“Governmental Authority” means (a) any federal, state, local, municipal, tribal or other government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or other taxing power, and (c) any court or governmental tribunal.

“Hazardous Material” means any substance regulated or that may form the basis of liability under any Environmental Law, including any substance regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” a “waste,” or words of similar meaning and regulatory effect.

“Initial Facilities” means the Disposal Facilities and Recycling Facilities existing on the Lands as of the Effective Date and described on Exhibit B-1 hereto.

“Initial Term” has the meaning set forth in Section 4.1.

“Invoice” has the meaning set forth in Section 2.7(a).

“Lands” means, collectively, East Stateline Ranch, Northeast Ranch, Dagger Draw Ranch and any other fee or leasehold surface interests acquired by Company or its Affiliates following the Effective Date and added to this Agreement pursuant to Section 2.1(f).

“Law” means any applicable statute, law (including common law and Environmental Laws), rule, regulation, requirement, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Lease” has the meaning set forth in Section 2.3(a).

“Legacy Agreements” has the meaning set forth in Section 2.8.

“Memorandum” has the meaning set forth in Section 8.16.

“Meters” has the meaning set forth in Section 2.6(a).

“Minimum Off Ranch Recycled Water Fee” has the meaning set forth in Section 2.4(b)(iii).

“New Disposal Well Location” means each of the locations set forth on Exhibit B-2, as may be adjusted in accordance with Section 2.11; provided that after the [***] anniversary of the Effective Date, no location shall be deemed to be a New Disposal Well Location for purposes of this Agreement.

“Northeast Ranch” means the fee and leasehold surface interests and related real property rights in Andrews County, Texas and Lea County, New Mexico as further described on Exhibit A-2 attached hereto.

“Off Ranch Recycled Water Fee” has the meaning set forth in Section 2.4(b)(iii).

“On-Ranch Water” means Produced Water produced from a surface hole located on East Stateline Ranch.

“Operator” has the meaning set forth in the preamble.

“Operator Default” has the meaning set forth in Section 5.3.

“Opex Credit” has the meaning set forth in Section 2.4(b)(iii).

“Other Lands” means other lands owned or leased by Company or its applicable Affiliate during the Term for which Operator or its applicable Affiliate has the right to transport and/or dispose of Produced Water or transport Recycled Water and for which Company or its applicable Affiliate receives a fee, including pursuant to that certain Water Facility and Access Agreement North Ranch dated October 15, 2021 among Operator, Company and Delaware Basin Ranches Inc., and excluding, for the avoidance of doubt, the Lands.

“Overdue Rate” means the lesser of 1% per month and the maximum rate permitted by Law.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permit” means a permit to construct and operate a Disposal Facility (including a Disposal Well), Recycling Facility, or other pond that is validly issued and approved by the Railroad Commission of Texas, the Oil Conservation Division of the New Mexico State Land Office, or other Governmental Authority having jurisdiction.

“Person” means an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or organization, or a Governmental Authority.

“Produced Water” means any produced water, flowback water, brine water, saltwater, associated incidental hydrocarbons, trace amounts of oil industry chemicals or various trace solids, and any other water borne liquid substances generated as waste in connection with drilling for and producing hydrocarbons, but excluding Fresh Water and Recycled Water.

“Produced Water AOI” means East Stateline Ranch and the other surface lands located within the area of interest designated on Exhibit D attached hereto, in each case as further described on such Exhibit D.

“Produced Water Credit” has the meaning set forth in Section 2.12(c).

“Produced Water Fee” has the meaning set forth in Section 2.4(b)(i).

“Project Limitation” has the meaning set forth in Section 2.2(c).

“Project Proposal” has the meaning set forth in Section 2.2(b).

“Qualified Midstream Operator” means, with respect to any Person, that such Person, together with its Affiliates, has the requisite experience and capabilities to manage and operate the acquired assets and business of Operator as reasonably determined by Company; provided that a Person will be deemed to be a Qualified Midstream Operator if (a) a majority of the individual members of the executive management team (including Senior Vice Presidents and above) operating the business of Operator as of immediately prior to the consummation of the applicable transaction (including pursuant to any services or similar agreement) will continue to operate the assets acquired from Operator immediately following the consummation of the applicable transaction (including pursuant to any services or similar agreement) or (b) such Person (1) is a midstream water services provider and a material part of such Person’s current operations involve operating assets that are similar to those of Operator, (2) has never filed a voluntary bankruptcy proceeding or been declared bankrupt involuntarily, and (3) has not been denied or prohibited by any Governmental Authority from holding any material permits, licenses or approvals necessary to operate such Person’s midstream water assets, in each case, as a result of the quality of such Person’s past operations or such Person’s prior failures to materially comply with material permits, licenses or approvals, or otherwise had any such material permits, licenses or approvals rescinded or revoked by any Governmental Authority due to a material violation thereof.

“Qualifying Opportunity” has the meaning set forth in Section 2.2(d).

“Recycled Water” means Produced Water that is treated or blended using Recycling Facilities and sold and provided to customers for use or reuse in oil and gas drilling, exploration, and completion operations, it being agreed that Recycled Water that is used in drilling or completions operations for oil and gas wells shall cease to be Recycled Water hereunder and shall be deemed to be Produced Water if and when subsequently produced from such wells. For the avoidance of doubt, Recycled Water does not include untreated Produced Water that is delivered to or redelivered from a Disposal Facility.

“Recycled Water Fee” has the meaning set forth in Section 2.4(b)(ii).

“Recycling Facilities” means any facilities and equipment intended to transport, store and/or treat Produced Water (and/or blend Produced Water with Fresh Water) for the purpose of making such Produced Water or blended water available to customers for use or reuse in oil and gas drilling, exploration, and completion operations, including ponds, pipelines, aeration and/or chemical treating facilities and related infrastructure, as applicable, but excluding Disposal Facilities.

“Renewal Term” has the meaning set forth in Section 4.1.

“Representing Party” has the meaning set forth in Section 3.1.

“Skim Oil” means oil, condensate and other liquid hydrocarbons recovered from Produced Water.

“Skim Oil Fee” has the meaning set forth in Section 2.4(b)(iv).

“Surface Damages” means the surface damages and corresponding rates described on Schedule 2.4; provided that such rates may be escalated in accordance with Section 2.4.

“Term” has the meaning set forth in Section 4.1.

“Third Party” means any Person that is not a Party or an Affiliate of a Party to this Agreement.

“Transaction Documents” means this Agreement, together with any Lease and any Easement delivered pursuant to this Agreement, in each case that is executed and delivered by the Parties in accordance with this Agreement.

1.2 Construction. Unless the context otherwise requires: a term has the meaning assigned to it; “or” is not exclusive; words in the singular include the plural, and words in the plural include the singular; provisions apply to successive events and transactions; the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; all references herein to Articles, Sections, paragraphs, subparagraphs and clauses shall be deemed to be references to Articles, Sections, paragraphs, subparagraphs and clauses of this Agreement unless the context shall otherwise require; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; references to “$” or “dollars” shall mean United States dollars; unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute that is referred to herein means such agreement, instrument or statute as from time to time amended, restated, waived or otherwise modified or supplemented, including (i) in the case of agreements or instruments and references to all attachments thereto and instruments incorporated therein, by waiver or consent, and (ii) in the case of statutes, by succession of comparable successor statutes.

ARTICLE II

FACILITIES; LEASES AND EASEMENTS

Section 2.1 Grant of Rights.

a. Exclusive Rights on East Stateline Ranch. Subject to the terms and conditions set forth in this Agreement (including Section 2.1(d)) and the Transaction Documents, Company hereby grants to Operator the exclusive right to (i) own, operate, and maintain the Initial Facilities and (ii) gather, transport, dispose of or recycle On-Ranch Water (to the extent that any such gathering, transportation, disposal or recycling of On-Ranch Water requires additional rights granted by Company or its applicable Affiliate).

b. Non-Exclusive Right to Develop Facilities on the Lands. Subject to the terms and conditions set forth in this Agreement and the Transaction Documents, and in addition to and without limiting the exclusive rights set forth in Section 2.1(a), Company hereby grants to Operator the non-exclusive right to: (i) acquire, construct, develop, install, integrate, own, operate, upgrade, and maintain Disposal Facilities, Recycling Facilities, or other Facilities developed by Operator on the Lands (including at any New Disposal Well Locations), and (ii) market and utilize all such Facilities to gather, transport, treat, process, blend, store, recycle, distribute, exchange, transfer, sell, and/or dispose of Produced Water and Recycled Water (including the delivery or redelivery of untreated Produced Water to any Person), and conduct such other activities as are mutually agreed to by the Parties, as applicable, in each case pursuant to this Agreement and such Leases and Easements as are mutually agreed to by the Parties in accordance with Section 2.3. Notwithstanding the foregoing or anything to the contrary herein, as between Company and Operator, Operator shall have the exclusive use of all Facilities constructed, developed, owned, operated and maintained in accordance with the terms and conditions of the applicable Lease or Easement.

c. Non-Exclusive Access Right. Subject to the terms and conditions set forth in this Agreement and payment of the applicable Surface Damages, Company hereby grants to Operator the non-exclusive right to use the existing roads located on the Lands, at no additional cost except for the obligation to maintain pursuant to the next succeeding sentence, in connection with the construction, development, operation, maintenance, relocation, and/or removal of the Facilities. Operator shall (i) comply with any reasonable rules and regulations of Company provided in writing to Operator in connection with the exercise of such access rights and (ii) maintain all existing roads utilized by Operator in reasonably good repair; provided that to the extent maintenance of such existing road is required and responsibility for damages cannot be definitively determined, responsibility for such maintenance shall be apportioned appropriately between Operator and such other operators or persons that utilize such road, based upon their proportionate use of such road as determined by Company in its reasonable discretion. To the extent Operator desires to construct new roads to access the Facilities following the Effective Date, Operator shall submit a Project Proposal for such new road in accordance with the terms and conditions of Section 2.2, and if such new road is approved and constructed, such new road(s) shall be subject to the above requirements.

d. Release from Exclusivity; Credit. Operator’s rights set forth in Section 2.1(a) with respect to the transportation and disposal of On-Ranch Water shall not apply to the transportation or disposal of any volume of On-Ranch Water that Operator cannot, or elects not to, transport and/or dispose of on Commercially Reasonable Terms or for which Operator does not have Available Capacity. With respect to any such volume of On Ranch Water released from exclusivity pursuant to the prior sentence, Company may permit or consent to (in each case, including the granting of reasonable associated incremental surface rights) the affected volumes of On-Ranch Water being transported off of East Stateline Ranch for disposal by a Third Party; provided that in no event shall Company permit any Third Party to transport such On-Ranch Water for a royalty, throughput or usage fee and surface damages that are less than the Produced Water Fee and Surface Damages fees in effect at such time with respect to Operator; provided further that, with respect to On-Ranch Volumes released from exclusivity hereunder by Operator due to a lack of Available Capacity, Operator shall be entitled to receive a credit against any other amounts owed by Operator to Company under this Agreement equal to [***] for each Barrel of such On-Ranch Water taken or received by such Third Party (the “Produced Water Credit”). For the avoidance of doubt, and notwithstanding the foregoing or anything to the contrary herein, Operator shall not be entitled to receive the Produced Water Credit to the extent Operator has or can obtain Available Capacity and nonetheless fails or declines to accept such On-Ranch Water volumes. For the further avoidance of doubt, the rejection by a Third Party of an offer by Operator to provide transportation and/or disposal services hereunder with respect to any volume of On-Ranch Water on Commercially Reasonable Terms shall not release such volume from Operator’s rights in Section 2.1(a). Except with respect to On-Ranch Water volumes released pursuant to this Section 2.1(d), neither Company nor any of its Affiliates shall grant any rights to any Third Party, or otherwise take any action to permit any Third Party, to transport or dispose of any On-Ranch Water volumes, including by waiver or consent under or amendment of any agreement. Company shall: (i) promptly notify Operator in writing of any such agreements with Third Parties; (ii) require such Third Party to accurately meter such On-Ranch Water volumes; and (iii) notify Operator in writing of any Produced Water Credits that have accrued as of the end of any given month within five (5) business days of the end of such month. Notwithstanding anything to the contrary herein, the Produced Water Credit shall not apply in respect of the exercise of any rights (and the transportation of corresponding volumes of Produced Water) by any Third Party to the extent such rights exist as of the Effective Date.

Terms offered or proposed by Operator shall be deemed to be “Commercially Reasonable Terms” if they are commercially reasonable rates and terms at the time (taking into account then-prevailing market rates and terms for the transportation and disposal of Produced Water on East Stateline Ranch, available supply of, and demand for, disposal capacity in the relevant area, and all other relevant factors, including operating expenses, construction expenses for additional Facilities and drilling and completion expenses for additional Disposal Wells, royalties, throughput fees and surface damages payable to Company or its Affiliates and Third Parties, if any). Operator shall be deemed to have “Available Capacity” with respect to any On-Ranch Water volumes if Operator has, or could obtain on a commercially reasonable basis (taking into account then-prevailing market rates for transportation and disposal services and the capital expenses required to accommodate such Produced Water volumes, including drilling and completion expenses for additional Disposal Wells on the Lands to the extent Operator or its applicable Affiliate holds a valid Permit for such Disposal Wells), sufficient transportation and/or disposal capacity on East Stateline Ranch or other lands owned or leased by Company or its Affiliates to service such On-Ranch Water volumes.

e. Third Party Operations. During the Term, other than as expressly permitted by Section 2.1(d), Company shall: (i) not amend any existing agreement, enter into any new agreement, grant any right, or otherwise permit any Person (other than Operator) to develop, construct and/or operate disposal wells and/or Recycling Facilities on the Lands, except to the extent (A) any such disposal well is located at least one (1) mile from any then-existing Disposal Well, any New Disposal Well Location, the location of a Disposal Well that is otherwise permitted by Operator, and/or any Third Party disposal well and (B) any such disposal well is utilized solely for the disposal of Produced Water that is not On-Ranch Water; (ii) to the extent any agreement exists as of the Effective Date that either grants a Third Party the right to gather, transport, dispose of or recycle On-Ranch Water or prevents the delivery of On-Ranch Water to Operator, give timely notice to terminate any such agreement prior to the commencement of any “evergreen” or “renewal” term; and (iii) to the extent any agreement exists as of the Effective Date that either grants a Third Party the right to gather, transport, dispose of or recycle On-Ranch Water or prevents the delivery of On-Ranch Water to Operator, exercise any option or right it has under such agreement to terminate the same without additional cost to Company (other than any cost for which Operator agrees to reimburse Company), it being understood that Company shall exercise any such option or right at the earliest possible time. For the avoidance of doubt, nothing in this Agreement shall prevent Company from granting any other Person the right to permit, drill, and operate disposal wells or Produced Water pipelines on the Lands other than East Stateline Ranch except as expressly set forth in this Section 2.1(d). The Parties agree that the covenant and agreement in this Section 2.1(d): (1) is a covenant attached to, concerning, and running with the Lands and binding on the Parties’ successors and permitted assigns; (2) benefits, burdens and otherwise affects the Lands in place, even as the same remain undisturbed; and (3) are being made contemporaneously with the grant of property rights from Company to Operator pursuant to this Agreement, with the grant, delivery, and performance of such property rights being a material inducement to the Parties’ entry into this Agreement, without which the Parties would not have entered into this Agreement.

f. Additional Lands. Company and Operator agree that all fee or leasehold surface interests located in the area of mutual interest described on Exhibit C that are acquired by Company or any of its Affiliates after the Effective Date shall automatically become part of and subject to the terms and conditions of this Agreement and be included as part of the Lands hereunder. Company shall promptly notify Operator of such acquisition and deliver to Operator a map and legal description of the acquired interests. The Parties shall execute and file a Memorandum or amendment thereto pursuant to Section 8.16 with respect to such newly acquired interests.

g. Reservations. Notwithstanding anything herein to the contrary, (i) the rights granted to Operator under this Agreement are subject to the terms of all existing oil, gas and mineral leases and all existing easements, rights-of-way, surface use agreements and other agreements or interests covering or affecting the Lands, in each case, that are filed of public record or disclosed to Operator in writing as of the Effective Date, and (ii) Company may amend such existing agreements and enter into agreements with and grant rights to any other Persons without Operator’s prior written consent, except to the extent the same are in contravention of Operator’s rights under Section 2.1(a), (b), (c), (d) or (e) or Section 2.11 or unreasonably interfere, as reasonably determined by Operator, with then-existing Facilities, any New Disposal Well Locations, or any other rights set forth in this Agreement.

Section 2.2 Operator Facilities and Project Proposals.

a. Initial Facilities. As of the Effective Date, Company hereby acknowledges, accepts and consents to each of the Initial Facilities identified on Exhibit B-1. The Parties hereby agree to promptly enter into Leases and Easements with respect to each of the Initial Facilities.

b. Additional Facilities. From time to time during the Term, Operator may propose that additional Facilities be constructed, owned, and operated by Operator on the Lands, including (i) additional layflat lines, pipelines, roads, electrical facilities, and other related infrastructure and equipment reasonably necessary or convenient in connection with the operation of the Initial Facilities and (ii) other Disposal Facilities, Recycling Facilities, Produced Water and Recycled Water pipelines and other Facilities (each, an “Additional Facility” and each such proposal, a “Project Proposal”). Each Project Proposal shall be submitted to Company in writing and include (x) a reasonably detailed description of the proposed Additional Facilities, (y) the portions of the Lands on which the Additional Facilities are proposed to be located, including a survey of such lands prepared by Operator and (z) such other information related to such Additional Facilities that is reasonably requested by Company. Subject to Section 2.2(c), Company shall accept and consent in writing (email being sufficient) to each Project Proposal for an Additional Facility described in clause (i) or (ii) above within fifteen (15) days from the date of receipt of the Project Proposal. Subject to Section 2.2(c), if Company does not timely accept and consent to a Project Proposal, Company shall be deemed to have accepted and consented to such Project Proposal. Operator shall promptly notify Company in writing (email being sufficient) of any expected material changes, alterations or amendments to the applicable Additional Facilities throughout the course of the development of such Additional Facilities; provided that, for the avoidance of doubt, any material change to the location, scope or purpose of an Additional Facility shall require the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed.

c. Project Limitations. If Company determines in good faith that a Project Proposal conflicts with any then-existing use or business operations conducted by Company or Third Parties on the Lands, including then-existing oil and gas operations, Produced Water and/or Recycled Water operations (each, a “Project Limitation”), Company shall notify Operator in writing of such determination and the basis therefor within fifteen (15) days from the date of receipt of the Project Proposal, and the Parties shall negotiate in good faith for not less than thirty (30) days to amend the Project Proposal; provided that any Project Proposal to locate a Disposal Well within one (1) mile of any other existing Disposal Well, existing Third Party disposal well, or Permit operated or held by Operator or any other Person shall in each case be deemed to conflict with then-existing Produced Water operations and, following Company’s notice to Operator of the Project Limitation, Company shall have no further obligations to consider or negotiate such Project Proposal with Operator. If the Parties are unable to mutually agree on a revised Project Proposal within such thirty (30)-day period, then Operator shall not pursue such Additional Facility. For the avoidance of doubt, if Company does not provide written notice of any objection to a Project Proposal that is subject to a Project Limitation within fifteen (15) days from the date of receipt of the Project Proposal, Company shall be deemed to have accepted and consented to such Project Proposal for all purposes to the extent that Company is not expressly prohibited from doing so by a valid existing instrument to which Company is a party.

d. Qualifying Opportunity. Upon Company’s acceptance and consent to, or deemed consent to, a Project Proposal in accordance with this Section 2.2, the applicable Additional Facility shall be deemed a “Qualifying Opportunity.”

e. Cooperation. During the Term, Company shall cooperate as reasonably requested by Operator to identify mutually acceptable locations on the Lands for Additional Facilities and associated infrastructure that would not be subject to a Project Limitation, including allowing Operator to permit and stake potential Additional Facility locations on the Lands.

Section 2.3 Leases and Easements.

a. For each of the Initial Facilities, Company and Operator shall use commercially reasonable efforts to promptly execute and deliver, as applicable, such (i) surface use agreements substantially in the form of Schedule I hereto (each, a “Lease”) and/or (ii) easements substantially in the form of Schedule II hereto (each, an “Easement”), which shall cover the applicable portion(s) of the Lands, in each case, as are necessary or convenient in connection with such Initial Facilities, with such modifications to each such Lease and/or Easement forms as may be necessary to incorporate the specific terms of the applicable Initial Facility.

b. For each Qualifying Opportunity, Company and Operator or their applicable Affiliates shall, within thirty (30) days of Company’s acceptance (or deemed acceptance) of any Qualifying Opportunity, execute and deliver, as applicable, such Leases and/or Easements covering the applicable portion(s) of the Lands, in each case, as are necessary or convenient in connection with such Qualifying Opportunity, with such modifications to each such Lease and/or Easement forms as may be necessary to incorporate the specific terms of the applicable Qualifying Opportunity.

Section 2.4 Surface Damages; Fees.

a. Operator shall pay to Company the applicable Surface Damages for the applicable Facilities constructed and/or utilized by Operator pursuant to this Agreement. For the avoidance of doubt, Operator shall not owe any Surface Damages with respect to the Initial Facilities as the same exist on the Effective Date, but shall owe any applicable Surface Damages with respect to the Initial Facilities to the extent the same arise after the Effective Date. Not later than December 31 of each year, Company shall determine, in its reasonable discretion and with reference to market-based surface damages in the approximate vicinity of the applicable Facilities, the applicable Surface Damages for all Leases and Easements that are executed in the immediately succeeding calendar year, and shall provide not to Operator thereof along with reasonable supporting documentation; provided that if Company or its applicable Affiliate has received surface damages from one or more Third Parties in the approximate vicinity of the applicable Facilities within the prior twelve (12) months, the adjusted Surface Damages shall not exceed the highest surface damages paid to Company or its applicable Affiliate by a Third Party in the approximate vicinity of the applicable Facilities within the prior twelve (12) months. If Company does not make this determination and provide notice and the required documentation to Operator thereof in accordance with this Section 2.4(a), the then-current Surface Damages shall continue in effect. Other than any Surface Damages as determined in accordance with this Section 2.4(a) and the fees set forth in Section 2.4(b), Operator will not be obligated to pay any royalties, throughputs, or other fees with respect to Operator’s use of or access to the Lands in accordance with this Agreement.

b. Operator shall pay to Company (without duplication) the following fees:

i.

[***] for each Barrel of Produced Water that is either gathered or transported by Operator onto the Lands or initially received by Operator into its Disposal Facilities or Recycling Facilities on the Lands (“Produced Water Fee”), without duplication of any volumes;

ii.	[***] for each Barrel of Recycled Water that Operator sells from a Recycling Facility for use on the Lands (“Recycled Water Fee”);

iii.

[***] of the gross proceeds Operator receives for each Barrel of Recycled Water that Operator sells from a Recycling Facility for use off of the Lands (“Off Ranch Recycled Water Fee”), net of [***] per Barrel for Operator’s operating expenses for redelivery, recycling and treatment of such Recycled Water (“Opex Credit”); provided that in no event shall the Off Ranch Recycled Water Fee be less than [***] per Barrel of Recycled Water (“Minimum Off Ranch Recycled Water Fee”); and

iv.

[***] of the proceeds received by Operator from the sale of Skim Oil recovered from Operator’s Facilities on the Lands, net of royalty or other payments owed to Third Parties with respect to the sale of such Skim Oil (“Skim Oil Fee”).

c. Notwithstanding anything to the contrary herein, with respect to any Produced Water volumes or Recycled Water volumes that are transported across or enter the Lands more than once, Operator shall incur the applicable Fee set forth in Section 2.4(b) with respect to the first instance that such volumes enter the Lands, and shall not incur an additional Fee with respect to subsequent crossings for such volumes.

d. Notwithstanding anything to the contrary herein, with respect to any Produced Water volumes or Recycled Water volumes that are transported across or enter the Lands and subsequently enter or cross Other Lands, Operator shall incur the applicable fee with respect to the first instance that such volumes enter the Lands or Other Lands, as applicable, and shall not incur an additional fee with respect to subsequent crossings of the Lands or Other Lands, as applicable, for such volumes.

e. To the extent that Operator is required to pay a fee or royalty to a Third Party with respect to Disposal Wells or Recycling Facilities located on Lands leased from such Third Party by Company, the applicable Fee payable to Company with respect to any such Produced Water or Recycled Water volumes shall be reduced, on a dollar for dollar basis, by the amount of such Third Party fees or royalties.

Section 2.5 Escalation. Beginning on [***], and annually on January 1 of each subsequent calendar year, the Produced Water Fee, Recycled Water Fee, Minimum Off Ranch Recycled Water Fee, Opex Credit, and Produced Water Credit shall automatically increase by the lesser of (i) [***] and (ii) the amount of any upward percentage change between January 1 and December 31 of the immediately preceding year, in the Consumer Price Index for All Urban Consumers or its most comparable successor, as published by the Department of Labor or its most comparable successor.

Section 2.6 Meters. Operator, at its sole cost, risk, and expense, shall provide, operate and maintain properly calibrated flow meters (the “Meters”) at each (i) Disposal Facility owned by Operator on the Lands, (ii) receipt point at which one of Operator’s Produced Water pipelines brings Produced Water onto the Lands, (iii) receipt point on the Lands at which Produced Water originally produced on the Lands enters Operator’s Disposal Facilities, (iv) receipt point on Operator’s Recycling Facilities at which Produced Water is treated and becomes Recycled Water, and (v) any other necessary locations on the Facilities, all to the extent necessary to calculate the amounts owed by Operator pursuant to Section 2.4 and in compliance with all Laws; provided that so long as the volumes flowing through any point described in clauses (ii) or (iii) of this Section 2.6(a) flow exclusively to and through another point at which a Meter is located, Operator will not be required to set a Meter at the applicable point described in clause (ii) or (iii) of this Section 2.6(a).

Section 2.7 Payment.

a. No later than the thirtieth (30th) day following the end of each month during the Term: Operator shall deliver to Company an invoice (“Invoice”) setting forth (a) the Produced Water volumes, Recycled Water volumes and Skim Oil sales for which the Operator owes a payment to Company pursuant to Section 2.4(b) for such subject month, expressed in Barrels and calculated as provided for in Section 2.4(b)(i)-(iv), as applicable, (b) payments owed by Operator for any Surface Damages (to the extent not previously paid), in each case, as set forth in the applicable Lease or Easement for the subject month, and

(c) all Produced Water Credits applied for the subject month, if applicable. b. Operator shall pay in full any undisputed amounts due as reflected on the applicable Invoice by check or ACH transfer to Company’s designated bank account on or prior to the date that is sixty (60) days following the end of the month with respect to which such amounts are owed (the “Due Date”). If any undisputed amount due hereunder remains unpaid for sixty (60) days after the Due Date for such statement, interest on such amounts will accrue at the Overdue Rate from the Due Date through and including the date the owing Party actually makes payment.

d. In the event Company disputes in good faith all or any portion of an Invoice, then the undisputed portion, if any, shall be due and payable in accordance with Section 2.7(b). In the event that the dispute is resolved in favor of Company, then Operator shall promptly pay the disputed amount plus interest at the Overdue Rate from the date the disputed payment was originally due pursuant to Section 2.7(b) through, and including, the date paid.

e. Audit. At any time on no less than thirty (30) days’ notice (but no more frequently than once in any twelve (12)-month period), either Party may, at the sole cost and expense of the requesting Party, conduct an audit of the other Party’s accounts, invoices and other documents related to the Lands and operations pursuant to this Agreement, including records of Produced Water and Recycled Water volumes sourced, disposed of, transported or recycled on the Lands. Such examination shall use electronic records or, solely to the extent original documents are required, take place in the office location where such books and records are kept in the normal course of business; provided that no examination may unreasonably interfere in the ongoing job responsibilities of the personnel of any Party. In the event the Parties mutually determine there was an Operator overpayment, Operator shall be due credit by Company for the amount of such overpayment on the next succeeding statement following such determination. In the event the Parties mutually determine there was an Operator underpayment, such amount shall be immediately due and payable, and Operator shall pay Company within thirty (30) days of such determination.

Section 2.8 Legacy Agreements. Company (or its applicable predecessor) and Operator are parties to certain existing easements, leases and other agreements burdening and/or covering the Lands as of the Effective Date, and, following the Effective Date, Operator may in the future acquire from a Third Party additional easements, leases or other agreements burdening and/or covering the Lands between Company (or its applicable Affiliate) and such Third Party, subject in each case to Sections 2.1(d) and 2.1(f) (all such agreements, collectively, the “Legacy Agreements”). The Parties agree (a) that the Legacy Agreements as of the Effective Date are as set forth on Exhibit E hereto and (b) that either Party may update Exhibit E from time-to-time without the requirement of a formal amendment pursuant to Section 8.3 in order to reflect any additional Legacy Agreements acquired by Operator following the Effective Date. Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of the Legacy Agreements. In the event of any inconsistency between this Agreement and any Legacy Agreement, or with respect to any matter that is addressed in this Agreement and any Legacy Agreement, the terms, provisions and intent of the applicable Legacy Agreement shall govern and control. Notwithstanding anything to the contrary set forth in Section 2.4(b), in no event shall Operator be required to pay a Fee or any other fee under this Agreement for any Barrel of Produced Water that is transported by Operator onto or off of the Lands pursuant to a Legacy Agreement, except to the extent that any such Produced Water is received by Operator into the Initial Facilities or any other Facilities on the Lands that were constructed under this Agreement pursuant to an Easement or Lease.

Section 2.9 Waiver of Rights. Notwithstanding anything herein to the contrary and subject to the opportunity to cure provided herein, Operator shall not have any rights under this Article II with respect to a particular Qualifying Opportunity if, at the time of execution of a Lease or Easement for such Qualifying Opportunity, as applicable, (i) the applicable representations and warranties of Operator in Article III are not true and correct in all material respects or (ii) if there exists an uncured Operator Default.

Section 2.10 Taxes. During the Term of this Agreement, Company shall be responsible for paying all ad valorem taxes assessed on the Lands. Operator shall pay any personal property taxes assessed specifically against the Facilities during the Term.

Section 2.11 Exclusive Right to Develop Certain Disposal Wells.

a. Subject to the terms and conditions set forth in this Agreement and the Transaction Documents, Company hereby grants to Operator the exclusive right to construct, develop, own, operate and maintain on the Lands at least thirty (30) Disposal Wells, each at a New Disposal Well Location, it being mutually acknowledged and agreed that the Parties may mutually agree in writing to additional Disposal Wells beyond those thirty (30) initial Disposal Wells. The Parties hereby agree to enter into a Lease with respect to each such Disposal Well for each New Disposal Well Location. To the extent that either Party desires to move a New Disposal Well Location for which Operator has not yet commenced constructing Facilities and/or has not received a Permit from the applicable Governmental Authority, then upon written notice from such requesting Party to the other Party, the Parties shall cooperate in good faith to designate a suitable alternative location for such New Disposal Well Location (which alternative location, if requested by Company, shall not impose any additional out-of-pocket costs or expenses on Operator, other than de minimis costs and expenses), and Company shall, if necessary, reasonably cooperate with Operator in amending or obtaining any Permit required by the applicable Governmental Authority for such New Disposal Well Location.

b. To the extent (i) the Parties have entered into or Company is obligated to deliver a Lease in accordance with Section 2.11 with respect to any Disposal Well to be located at a New Disposal Well Location, (ii) Operator or its applicable Affiliate has obtained the necessary Permits for such Disposal Well and (iii) such Disposal Well has yet to be drilled and completed, in each case as of the time immediately prior to the [***], the Parties’ obligation to enter into a Lease for each such Disposal Well shall remain in effect until the expiration of the Permit for each such Disposal Well.

Section 2.12 Produced Water AOI. Operator agrees that all Produced Water received by Operator or any of its Affiliates from a surface hole location within the Produced Water AOI for the provision of disposal services shall either (i) be transported by Operator or its applicable Affiliate to the Lands or to Other Lands for such services, or (ii) incur the Produced Water Fee. Notwithstanding the foregoing:

a. if Operator or its applicable Affiliate does not have sufficient existing disposal capacity on the Lands or Other Lands (which as used in this Section 2.12 shall only mean those Other Lands located solely within the area of mutual interest described on Exhibit C attached hereto) to comply with its obligations under this Section 2.12 and is unable to obtain additional disposal capacity on the Lands or Other Lands on a commercially reasonable basis (taking into account then-prevailing market rates for transportation and disposal services and the capital expenses required to accommodate such Produced Water volumes, including new Facilities, and drilling and completion expenses for additional Disposal Wells on the Lands to the extent Operator or its applicable Affiliate holds a valid Permit for such Disposal

Wells), Operator shall be released from its obligations set forth in this Section 2.12 solely to the extent of the affected volumes within the Produced Water AOI and only for so long as Operator lacks sufficient Facilities in the Produced Water AOI and disposal capacity on the Lands or Other Lands to comply with its obligations under this Section 2.12; provided that, for the avoidance of doubt, Operator’s obligations under this Section 2.12 shall resume on the first day of the month that is at least [***] after the date Operator notifies Company in writing that Operator or its Affiliates has sufficient Facilities in the Produced Water AOI and additional disposal capacity on the Lands to comply with its obligations under this Section 2.11(b) with respect to any such affected volumes; and

b. in the event that Operator or its applicable Affiliate acquires additional Produced Water disposal and/or transportation assets within the Produced Water AOI following the Effective Date that are not located on the Lands or Other Lands, this Section 2.12 shall only apply with respect to Produced Water in excess of the then-operating disposal capacity of such acquired Produced Water assets and/or any disposal commitments or dedications associated with such acquired Produced Water assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 3.1 Reciprocal Representations and Warranties. Each Party (such Party, the “Representing Party”) represents and warrants to the other Party that, as of the Effective Date and as of the execution of each Lease and Easement:

a. Organization. The Representing Party is duly organized, validly existing and in good standing under the Laws of the State of its formation and is qualified to do business and is in good standing in the State of Texas and State of New Mexico.

b. Authority; Binding Effect. The Representing Party has all requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. The Representing Party has taken (or caused to be taken) all acts required to be taken by it to authorize the execution, delivery and performance by the Representing Party of this Agreement and the other Transaction Documents. This Agreement has been duly executed and delivered by the Representing Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar Laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at Law or in equity.

c. Non-Contravention. The execution, delivery and performance of this Agreement by the Representing Party does not and will not (i) conflict with, or result in, any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of its organizational documents, or (B) any Law, court order, agreement, instrument or license applicable to the Representing Party, or (ii) require the submission of any notice, report, consent or other filing with or from any Governmental Authority or other Person, other than such consents that are customarily obtained after the transfer of instruments similar to the Lease or Easement, as applicable.

d. Bankruptcy; Solvency. There are no bankruptcy, reorganization or receivership proceedings pending, or, to the Representing Party’s actual knowledge, threatened against the Representing Party or an Affiliate of the Representing Party. The Representing Party is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

Section 3.2 Company Representations and Warranties Regarding Ownership of the Lands. Except as set forth in any disclosure schedule delivered to Operator by Company prior to or in connection with the execution and delivery of this Agreement, Company represents and warrants to Operator that Company has good and defensible title to the Lands and there are no Persons other than Company and its grazing lessees in possession of that portion of the Lands on which the Initial Facilities are to be located.

Section 3.3 Reporting Requirements. With respect to all (i) Facilities and (ii) Qualifying Opportunities, Operator shall furnish Company upon Company’s request with reasonable access to the following data and reports within the applicable time frames set forth below, to the extent related to the applicable Facilities located on the Lands and owned or operated by Operator:

a. Reasonably promptly following receipt thereof, copies of all material correspondence received by Operator from any Governmental Authority, along with any material correspondence (including any reports) sent by Operator to any Governmental Authority;

b. Reasonably promptly following receipt thereof, copies of all written notices regarding material violations or potential material violations of Laws;

c. Reasonably promptly following the receipt thereof, copies of all claims, demands, or actions or threatened claims, demands or actions, in each case, which are of a material nature;

d. Reasonably promptly following receipt or preparation by Operator, copies of all surveys, including in a digitally recorded format if such exists; and

e. Daily drilling reports, in Excel format if available, which shall be provided within thirty (30) days after the end of each calendar month.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2034 (the “Initial Term”), except as otherwise provided in this Section 4.1. Following the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term” and collectively with the Initial Term, the “Term”) until the Agreement is terminated by either Party by providing at least one hundred and eighty (180) days’ written notice prior to the expiration of the Initial Term or any Renewal Term, as applicable. The Parties may mutually agree in writing to terminate this Agreement at any time with respect to all or any portion of the Lands, in which case, Section 4.2 below shall apply only to such terminated Lands. No Party may terminate this Agreement except as provided in this Article IV and Article V. Notwithstanding anything to the contrary herein, (a) the rights and obligations set forth in Section 2.11(a) shall automatically terminate on the [***] anniversary of the Effective Date, (b) the rights and obligations set forth in Section 2.12 shall automatically terminate on the [***] anniversary of the Effective Date and (c) with respect to East Stateline Ranch (but excluding the rights and obligations set forth in Section 2.12), the Term shall commence on the Effective Date and shall continue for so long as Operator (or its successors or permitted assigns) operates Facilities on East Stateline Ranch in accordance with the terms and conditions of the applicable Leases and Easements.

Section 4.2 Effect of Termination. In the event this Agreement is terminated in accordance with Section 4.1, the Parties shall have no further rights or obligations hereunder; provided that (a) no such termination shall relieve any Party of any liabilities or obligations that accrued prior to the date of such termination, (b) the termination of this Agreement shall not affect any Legacy Agreement or any Lease or Easement executed and delivered prior to the date of such termination, and (c) the provisions of this Section 4.2, Section 1.2, Section 2.3(d), Section 2.4, Section 2.5, Section 2.7, Section 3.3, Article V, Article VI, Article VII, and Article VIII, together with the definitions in Section 1.1 used in such Sections and Articles shall survive the termination of this Agreement.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Company Default. Company shall be in default of this Agreement (each, a “Company Default”): (a) upon an Event of Bankruptcy with respect to Company or (b) if Company is in material breach of any of its obligations under this Agreement, and Company fails to cure such breach within thirty (30) days (or ten (10) days for an obligation to pay any undisputed sums of money owed) following delivery to Company of a notice from Operator stating with reasonable particularity the nature and extent of such material breach or if a remedy cannot be effected within such initial thirty (30)-day period, an additional reasonable period no longer than ninety (90) days, provided that Company has commenced pursuit of a remedy within the initial thirty (30)-day period and diligently pursues such remedy to completion.

Section 5.2 Operator Remedies Against Company Default. If a Company Default occurs and is uncured and continuing after the cure periods set forth in Section 5.1(b), and without prejudice to any of Operator’s other rights under this Agreement or any other Transaction Document, then during the period in which Company Default is continuing, Operator shall have the right to take one or more of the following actions: (a) suspend performance under this Agreement and/or the other applicable Transaction Document, provided that this shall not affect any rights or obligations under any Legacy Agreement, or any Lease or Easement executed and delivered prior to the date of such suspension; (b) pursue specific performance of this Agreement and/or the other applicable Transaction Documents; or (c) pursue any and all other rights and remedies available at law or in equity subject however to the limitations in this Agreement.

Section 5.3 Operator Default. Operator shall be in default of this Agreement (each, an “Operator Default”): (a) upon an Event of Bankruptcy with respect to Operator or (b) if Operator is in material breach of any of its obligations under this Agreement, and Operator fails to cure such breach within thirty (30) days (or ten (10) days for an obligation to pay any undisputed sums of money owed) following delivery to Operator of a written notice from Company stating with reasonable particularity the nature and extent of such material breach, or if a remedy cannot be effected within such initial thirty (30)-day period, an additional reasonable period no longer than ninety (90) days, provided that Operator has commenced remedy within the initial thirty (30)-day period and diligently pursues such remedy to completion.

Section 5.4 Company Remedies Against Operator Default. If an Operator Default occurs and is uncured and continuing after the cure periods provided in Section 5.3(b), and without prejudice to any of Company’s other rights under this Agreement or any other Transaction Document, then during the period in which the Operator Default is continuing, Company shall have the right to take one or more of the following actions: (a) suspend performance under this Agreement and/or the other applicable Transaction Document, provided that this shall not affect any rights or obligations under any Legacy Agreement, or any Lease or Easement executed and delivered prior to the date of such suspension; (b) pursue specific performance of this Agreement and/or the other applicable Transaction Documents; or (c) pursue any and all other rights and remedies available at law or in equity subject however to the limitations in this Agreement.

ARTICLE VI

NOTICES

Section 6.1 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) business days after deposit with the U.S. Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by email transmission, upon read receipt confirmation by the recipient (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party); or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two (2) days after deposited with such service. Addresses for all such notices and communication shall be as follows:

To Operator:	WaterBridge Stateline LLC
5555 San Felipe, Suite 1200
Houston, Texas 77056
Attn: General Counsel
Telephone: [***]
E-mail: [***]

To Company:	DBR Land LLC
5555 San Felipe, Suite 1200
Houston, Texas 77056
Attn: General Counsel
Telephone: [***]
E-mail: [***]

Any Party may, upon written notice to the other Party, change the address and Person to whom such communications are to be directed.

Section 6.2 Reporting. With respect to any notices, communications and information required to be delivered pursuant to Section 3.3, such notices, communications and information shall be sufficient in all respects if given in accordance with Section 6.1 or if such notice is delivered by email to the address specified for a Person in Section 6.1.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Non-Disclosure. Each Receiving Party shall keep confidential and shall not disclose, or permit any of its Disclosure Recipients to disclose, any Confidential Information of the Disclosing Party except as required or reasonably necessary (a) to enforce this Agreement or any other Transaction Document, (b) by Law, (c) to its accountants, auditors, advisors, and/or attorneys that are subject to a professional or other obligation of confidentiality with respect to any such disclosed Confidential Information, or (d) to a potential purchaser or financing source in connection with any potential or actual sale of a Party or its applicable Affiliate (or an interest therein), any potential or actual sale or lease of any of such Party’s assets subject to this Agreement or any other Transaction Document or any bona fide equity or debt financing transaction, provided that any such recipient is subject to a professional or other obligation of confidentiality with respect to any such disclosed Confidential Information.

Section 7.2 Required Disclosures. In the event that any Receiving Party or any of its Disclosure Recipients is required by any Law to disclose Confidential Information to any Governmental Authority, unless otherwise agreed to by the Disclosing Party, prior to such disclosure, such Receiving Party (or its Disclosure Recipients) shall promptly notify the Disclosing Party (to the extent not prohibited by Law from giving notice) in writing of such anticipated disclosure, which notification shall include the nature of the requirement of Law and the extent of the required disclosure and such Receiving Party (or its Disclosure Recipients) shall reasonably cooperate with the Disclosing Party to preserve the confidentiality of such information consistent with Law (including reasonably withholding disclosure of such Confidential

Information until such time as it has been finally determined that such disclosure is required under Law). Each Receiving Party shall cause any of its Disclosure Recipients to which it discloses any Confidential Information to hold such information confidential to the same extent as would be required if such Disclosure Recipients were a Party, and no Receiving Party or Disclosure Recipient may use any Confidential Information it receives for any purpose not contemplated by this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Applicable Law; Venue. THIS AGREEMENT, ALL OTHER TRANSACTION DOCUMENTS, AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, ALL OTHER TRANSACTION DOCUMENTS, AND THE RELATIONSHIP OF THE PARTIES HEREUNDER SHALL BE IN ANY STATE OR FEDERAL COURT IN MIDLAND COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ALL OTHER TRANSACTION DOCUMENTS, OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT, ALL OTHER TRANSACTION DOCUMENTS, OR THE RELATIONSHIP OF THE PARTIES HEREUNDER IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS.

Section 8.2 Jury Waiver. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ALL OTHER TRANSACTION DOCUMENTS, AND/OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF AND THE RELATIONSHIP OF THE PARTIES HEREUNDER. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ALL OTHER TRANSACTION DOCUMENTS. IN THE EVENT OF LITIGATION, THIS SECTION 8.2 MAY BE FILED AS A WRITTEN CONSENT TO A BENCH TRIAL.

Section 8.3 Amendments. Except as otherwise provided herein, no supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

Section 8.4 Assignment. Neither Party may assign any of its rights or obligations under this Agreement or any portion thereof without the prior written consent of the other Party, which consent may be withheld in the non-assigning Party’s sole discretion; provided that such restriction shall not apply to assignments to Affiliates so long as such assignment to an Affiliate includes the assignment of all of the assigning Party’s rights and obligations under this Agreement; provided further that in the case of Company, (a) Company may assign its obligations and its rights hereunder to any purchaser or assignee of any portion of the Lands solely to the extent relating to the purchased or assigned portion of the Lands, (b) Company may assign all or any portion of its rights to payment hereunder without consent of the Operator and (c) Operator may assign its obligations and its rights hereunder to any purchaser or assignee of all or substantially all of its assets subject to this Agreement so long as Operator demonstrates that such purchaser or assignee is a Qualified Midstream Operator. Notwithstanding anything to the contrary herein, (x) Operator may assign its right to install, operate and maintain temporary surface pipelines to transport Recycled Water on the Lands to its customers or contractors for Recycled Water, but no such assignment shall relieve Operator of its obligations under this Agreement or any associated Lease or Easement and (y) Operator may assign Leases for Disposal Wells, subject to the terms and conditions of the applicable Lease and the payment obligations set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, any assignment not made in accordance with the provisions of this Section 8.4 shall be null and void ab initio.

Section 8.5 Waiver. Except as otherwise provided for in this Agreement, a waiver of any of the provisions of this Agreement shall not be deemed or shall not constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

Section 8.6 Relationship of the Parties. This Agreement is not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture, a mining partnership or other relationship of partnership, or entity of any kind between the Parties.

Section 8.7 Severability. If any provisions of this Agreement, in whole or in part, are held invalid as a matter of Law, it is the Parties’ intent that such holding not affect the other portions of this Agreement, and that such portions that are not invalid be given effect without the invalid portion.

Section 8.8 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one agreement. Delivery of an executed counterpart signature page by PDF is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement.

Section 8.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person as a third party beneficiary of this Agreement.

Section 8.10 Time of Essence. Time is of the essence with respect to the performance by each Party of its obligations under this Agreement.

Section 8.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective Affiliates and each of their respective successors and permitted assigns.

Section 8.12 Attorney’s Fees. SHOULD EITHER PARTY BE REQUIRED TO RESORT TO EMPLOYMENT OF ATTORNEYS TO ENFORCE THIS AGREEMENT, OR ANY OF ITS RIGHTS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS, THE SUBSTANTIALLY PREVAILING PARTY SHALL BE ENTITLED TO REIMBURSEMENT FROM THE OTHER PARTY FOR THE SUBSTANTIALLY PREVAILING PARTY’S ATTORNEYS’ FEES.

Section 8.13 Limitation on Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR INDIRECT DAMAGES FOR LOST PROFITS OR LOSS OF USE OR BUSINESS OPPORTUNITY (IN ALL CASES EXCEPT

TO THE EXTENT CONSTITUTING DAMAGES PAID OR PAYABLE TO AN UNAFFILIATED THIRD PARTY), ARISING UNDER, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, DOES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR INDIRECT DAMAGES FOR LOST PROFITS OR LOSS OF USE OR BUSINESS OPPORTUNITY (IN ALL CASES EXCEPT TO THE EXTENT CONSTITUTING DAMAGES PAID OR PAYABLE TO AN UNAFFILIATED THIRD PARTY), ARISING UNDER, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Entire Agreement. This Agreement, the other Transaction Documents, and the exhibits and schedules attached hereto and thereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the transactions contemplated hereunder. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to amend or supersede that certain Water Facility and Access Agreement North Ranch dated October 15, 2021 among Operator, Company and Delaware Basin Ranches Inc. or that certain Fresh Water Facilities and Access Agreement North Ranch dated as of the Effective Date between Operator and Company.

Section 8.15 Covenant Running with the Lands. This Agreement, and the rights granted hereunder and obligations contained herein, shall be covenants running with the Lands and shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Any sale, conveyance, grant, transfer, assignment or other disposition of all or any portion of the Lands or the Facilities, as applicable, shall be made expressly subject to this Agreement, and this Agreement or the applicable portion hereof shall be assumed by the purchaser or assignee, and both this Agreement and the Lands or the Facilities, as applicable, shall otherwise be sold or assigned in accordance with Section 8.2.

Section 8.16 Recording Memorandum. Contemporaneously with their execution and delivery of this Agreement, the Parties shall execute a recording memorandum that is substantially identical in form and substance to that attached hereto as Exhibit F (the “Memorandum”). Operator may file such Memorandum in the real property records of, as applicable, Andrews, Loving, and Winkler Counties, Texas, and Eddy and Lea Counties, New Mexico, in each applicable case for purposes of conferring constructive public notice of this Agreement. Notwithstanding the foregoing, except as may be required by applicable Law or as mutually agreed in writing by the Parties, neither Party shall file of record in any county or other public records this Agreement, a copy thereof, or any portion thereof (other than the Memorandum). In the event of any conflict between recitations contained in the Memorandum and the provisions contained in this Agreement, the provisions of this Agreement shall control. The execution and recording of the Memorandum shall not limit, increase, or in any manner affect any of the terms of this Agreement, or any rights, interests, or obligations of the Parties.

Section 8.17 Conspicuousness. THE PARTIES AGREE THAT ANY PROVISION OF THIS AGREEMENT THAT IS SET FORTH IN THE STYLE OF THIS SECTION 8.17 IS CONSPICUOUS.

[Remainder of page intentionally left blank; signature page follows.]

This Agreement has been executed and delivered by the Parties effective as of the Effective Date.

COMPANY:

DBR LAND LLC

By:	/s/ Steven R. Jones
Name:	Steven R. Jones
Title:	Co-CEO and CFO

OPERATOR:

WATERBRIDGE STATELINE LLC

By:	/s/ Steven R. Jones
Name:	Steven R. Jones
Title:	Co-CEO and CFO

Signature Page – Produced Water Facilities and Access Agreement (East Ranches)

Schedule 2.4

Surface Damages

[Omitted]

Exhibit A-1

East Stateline Ranch

[Omitted]

Exhibit A-2

Northeast Ranch

[Omitted]

Exhibit A-3

Dagger Draw Ranch

[Omitted]

Exhibit B-1

Initial Facilities

[Omitted]

Exhibit B-2

New Disposal Well Locations

[Omitted]

Exhibit C

Additional Lands Area of Mutual Interest

[Omitted]

Exhibit D

Produced Water AOI

[Omitted]

Exhibit E

Legacy Agreements

[Omitted]

Exhibit F

Recording Memorandum

[Omitted]

Schedule I

Form of Lease

[Omitted]

Schedule II

Form of Easement

[Omitted]